SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549





                                 Amendment No. 2

                                       to

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                          GT Interactive Software Corp.
                          -----------------------------
                                (Name of Issuer)



                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)


                                   36236E 10 9
                                   -----------
                                 (CUSIP Number)









                               Page 1 of 13 Pages

                                                 Amendment No. 2 to SCHEDULE 13G


     CUSIP No. 36236E 10 9                                   Page 2 of 13 Pages
-------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Jack J. Cayre
-------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [_]

                                                               (b)   [X]
-------------------------------------------------------------------------------
3)   SEC USE ONLY

-------------------------------------------------------------------------------
4)   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
                           5)     SOLE VOTING POWER
                                   3,192,500 (See Item 4)
     NUMBER                ----------------------------------------------------
     OF                    6)     SHARED VOTING POWER
     SHARES                        Not Applicable
     BENEFICIALLY          ----------------------------------------------------
     OWNED BY              7)     SOLE DISPOSITIVE POWER
     EACH                          3,192,500 (See Item 4)
     REPORTING             -----------------------------------------------------
     PERSON                8)     SHARED DISPOSITIVE POWER
     WITH                          Not Applicable
-------------------------------------------------------------------------------
9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,192,500 (See Item 4)
-------------------------------------------------------------------------------
10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES                                      [_]
-------------------------------------------------------------------------------
11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.7%
-------------------------------------------------------------------------------
12)  TYPE OF REPORTING PERSON

     IN
-------------------------------------------------------------------------------

                                                 Amendment No. 2 to SCHEDULE 13G


     CUSIP No. 36236E 10 9                                   Page 3 of 13 Pages
-------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Jack J. Cayre Grantor Retained Annuity Trust
      u/a/d/ 12/10/95, Joseph Cayre, Trustee
-------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [_]

                                                               (b)   [X]
-------------------------------------------------------------------------------
3)   SEC USE ONLY

-------------------------------------------------------------------------------
4)   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
-------------------------------------------------------------------------------
                           5)     SOLE VOTING POWER
                                   18,794
     NUMBER                ----------------------------------------------------
     OF                    6)     SHARED VOTING POWER
     SHARES                        Not Applicable
     BENEFICIALLY          ----------------------------------------------------
     OWNED BY              7)     SOLE DISPOSITIVE POWER
     EACH                          18,794
     REPORTING             -----------------------------------------------------
     PERSON                8)     SHARED DISPOSITIVE POWER
     WITH                          Not Applicable
-------------------------------------------------------------------------------
9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      18,794
-------------------------------------------------------------------------------
10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES                                      [_]
-------------------------------------------------------------------------------
11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.03%
-------------------------------------------------------------------------------
12)  TYPE OF REPORTING PERSON

     OO
-------------------------------------------------------------------------------

                                                 Amendment No. 2 to SCHEDULE 13G


     CUSIP No. 36236E 10 9                                   Page 4 of 13 Pages
-------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Jack J. Cayre 1997 Irrevocable Retained Annuity Trust
      u/a/d/ 6/4/97, Joseph Cayre, Trustee
-------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [_]

                                                               (b)   [X]
-------------------------------------------------------------------------------
3)   SEC USE ONLY

-------------------------------------------------------------------------------
4)   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
-------------------------------------------------------------------------------
                           5)     SOLE VOTING POWER
                                   86,206
     NUMBER                ----------------------------------------------------
     OF                    6)     SHARED VOTING POWER
     SHARES                        Not Applicable
     BENEFICIALLY          ----------------------------------------------------
     OWNED BY              7)     SOLE DISPOSITIVE POWER
     EACH                          86,206
     REPORTING             -----------------------------------------------------
     PERSON                8)     SHARED DISPOSITIVE POWER
     WITH                          Not Applicable
-------------------------------------------------------------------------------
9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      86,206
-------------------------------------------------------------------------------
10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES                                      [_]
-------------------------------------------------------------------------------
11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%
-------------------------------------------------------------------------------
12)  TYPE OF REPORTING PERSON

     OO
-------------------------------------------------------------------------------

                                                 Amendment No. 2 to SCHEDULE 13G


     CUSIP No. 36236E 10 9                                   Page 5 of 13 Pages
-------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Jack J. Cayre Foundation Inc.
-------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [_]

                                                               (b)   [X]
-------------------------------------------------------------------------------
3)   SEC USE ONLY

-------------------------------------------------------------------------------
4)   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
                           5)     SOLE VOTING POWER
                                   475,085
     NUMBER                ----------------------------------------------------
     OF                    6)     SHARED VOTING POWER
     SHARES                        Not Applicable
     BENEFICIALLY          ----------------------------------------------------
     OWNED BY              7)     SOLE DISPOSITIVE POWER
     EACH                          475,085
     REPORTING             -----------------------------------------------------
     PERSON                8)     SHARED DISPOSITIVE POWER
     WITH                          Not Applicable
-------------------------------------------------------------------------------
9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      475,085
-------------------------------------------------------------------------------
10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES                                      [_]
-------------------------------------------------------------------------------
11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.7%
-------------------------------------------------------------------------------
12)  TYPE OF REPORTING PERSON

     OO
-------------------------------------------------------------------------------

Item 1(a).   Name of Issuer:

             GT Interactive Software Corp.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             417 Fifth Avenue, New York, NY 10016

Item 2(a).   Name of Person Filing:

             Jack J. Cayre
             Jack J. Cayre Grantor Retained Annuity Trust u/a/d 12/10/95,
               Joseph Cayre, Trustee
             Jack J. Cayre 1997 Irrevocable Retained Annuity Trust u/a/d
               6/4/97, Joseph J. Cayre, Trustee
             The Jack J. Cayre Foundation Inc.

Item 2(b).   Address of Principal Business Office or, if None, Residence:

             The principal business office of Jack J. Cayre, Jack J. Cayre Grantor Retained Annuity Trust and Jack J. Cayre 1997 Irrevocable Retained Annuity Trust is 417 Fifth Avenue, New York, NY 10016.

Item 2(c).   Citizenship:

             Jack J. Cayre:  United States of America

             Jack J. Cayre Grantor Retained Annuity Trust u/a/d 12/10/95,
                Joseph Cayre, Trustee: New York

             Jack J. Cayre 1997 Irrevocable Retained Annuity Trust u/a/d 6/4/97,
                 Joseph J. Cayre, Trustee:  New York

             The Jack J. Cayre Foundation Inc.:  Delaware

Item 2(d).   Title of Class of Securities:

             Common Stock, $.01 par value  (the "Common Stock")

Item 2(e).   CUSIP Number:

             36236E 10 9

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

              Not applicable

Item 4.      Ownership.

Jack J. Cayre:

             (a)  Amount beneficially owned:  3,192,500 shares*
             (b)  percent of class:  4.7%
             (c)  Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote 3,192,500*
                  (ii)     Shared  power  to  vote or to  direct  the  vote  Not
                           Applicable
                  (iii) Sole power to dispose or to direct the disposition of 3,192,500*
                  (iv) Shared power to dispose or to direct the disposition of Not Applicable

             * Includes 142,500 shares subject to options  exercisable within 60 days.

Jack J. Cayre  Grantor  Retained  Annuity  Trust u/a/d  12/10/95,  Joseph Cayre,
Trustee:

             (a)  Amount beneficially owned:  18,794 shares
             (b)  percent of class:  0.03%
             (c)  Number of shares as to which such person has:
                  (i)      Sole power to vote or to direct the vote 18,794
                  (ii)     Shared  power  to  vote or to  direct  the  vote  Not
                           Applicable
                  (iii) Sole power to dispose or to direct the disposition of 18,794
                  (iv) Shared power to dispose or to direct the disposition of Not Applicable

Jack J. Cayre 1997 Irrevocable Retained Annuity Trust u/a/d 6/4/97, Joseph J. Cayre, Trustee:

             (a)  Amount beneficially owned:  86,206 shares
             (b)  percent of class:  0.1%
             (c)  Number of shares as to which such person has:
                  (i)      Sole power to vote or to direct the vote 86,206
                  (ii)     Shares  power  to  vote or to  direct  the  vote  Not
                           Applicable
                  (iii) Sole power to dispose or to direct the disposition of 86,206
                  (iv) Shares power to dispose or to direct the disposition of Not Applicable

The Jack J. Cayre Foundation Inc.:

             (a)  Amount beneficially owned:  475,085 shares
             (b)  percent of class:  0.7%
             (c)  Number of shares as to which such person has:
                  (i)      Sole power to vote or direct the vote 475,085
                  (ii)     Shared  power  to  vote or to  direct  the  vote  Not
                           Applicable
                  (iii) Sole power to dispose or to direct the disposition of 475,085
                  (iv) Shared power to dispose or to direct the disposition Not Applicable

         Jack J. Cayre is the beneficiary of the reporting Grantor Retained Annuity Trust and Irrevocable Retained Annuity Trust. The Jack J. Cayre Foundation Inc. (the "Foundation") is a charitable foundation whose sole trustee is Jack J. Cayre. The filing of this Schedule 13G shall not be construed as an admission that Jack J. Cayre is, for the purposes of Section 13(d) or 13(g) of the

Securities Exchange Act of 1934, as amended, or otherwise, the beneficial owner of any of the Common Stock held by the Foundation.

Item 5.      Ownership of Five Percent or Less of a Class.

             Not applicable

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable

Item 7.

             Identification   and   Classification  of  the  Subsidiary  Which
             Acquired the Security Being Reported on by the Parent Holding Company.

             Not applicable

Item 8.      Identification and Classification of Members of the Group.

             See Exhibit 1, Agreement of joint filing pursuant to Rule 13d(1)-f promulgated under the Securities Exchange Act of 1934.

Item 9.      Notice of Dissolution of Group.

             Not applicable

Item 10.     Certification.

             Not applicable

                                    SIGNATURE


             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 17, 1998

                                          /s/ Jack J. Cayre
                                          -----------------------------------
                                          Jack J. Cayre

                                    SIGNATURE


             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 17, 1998

                         Jack J. Cayre Grantor Retained Annuity Trust
                           u/a/d 12/10/95, Joseph Cayre, Trustee

                             By: /S/ Joseph Cayre
                                ----------------------------------
                                Joseph Cayre
                             Title:  Trustee

                                    SIGNATURE


             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 17, 1998

                       Jack J. Cayre 1997 Irrevocable Retained Annuity Trust u/a/d 6/4/97, Joseph J. Cayre, Trustee

                             By: /s/ Joseph J. Cayre
                                -------------------------------------
                                Joseph J. Cayre
                             Title:  Trustee

                                    SIGNATURE


             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 17, 1998

                               The Jack J. Cayre Foundation, Inc.

                             By: /s/ Jack J. Cayre
                                -------------------------------------
                                Jack J. Cayre
                             Title:  Trustee

                                    EXHIBIT 1

                            AGREEMENT OF JOINT FILING


             Pursuant to Rule 13d-1(f) promulgated under the Securities Exchange
Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13G (the "Statement") to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed, is filed on behalf of each of them.

             IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 17, 1998.

                         /s/ Jack J. Cayre
                         ------------------------------------------
                         Jack J. Cayre



                         Jack J. Cayre Grantor Retained Annuity Trust
                           u/a/d 12/10/95, Joseph Cayre, Trustee

                             By: /s/ Joseph J. Cayre
                                -------------------------------------
                                Joseph J. Cayre
                             Title:  Trustee



                         Jack J. Cayre 1997 Irrevocable Retained Annuity Trust
                           u/a/d 6/4/97, Joseph J. Cayre, Trustee

                              By: /s/ Joseph J. Cayre
                                -------------------------------------
                                Joseph J. Cayre
                             Title:  Trustee


                         The Jack J. Cayre Foundation Inc.


                             By: /s/ Jack J. Cayre
                                -------------------------------------
                                Jack J. Cayre
                             Title:  Trustee





                                    Exhibit 1